Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
WildHorse Resource Development Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-215124) on Form S-8 of WildHorse Resource Development Corporation of our report dated March 12, 2018, with respect to the consolidated balance sheets of WildHorse Resource Development Corporation as of December 31, 2017 and 2016, and the related consolidated and combined statements of operations, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated and combined financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of WildHorse Resource Development Corporation.

/s/ KPMG LLP

Houston, Texas
March 12, 2018